Exhibit 4.17

Power of Attorney

We, Beijing Century Friendship Education Investment Co., Ltd, the undersigned shareholder of Beijing New Oriental Education & Technology (Group) Co., Ltd. (hereinafter referred to as “New Oriental China”), hereby authorize Beijing Wisdom Career Software Technology Co., Ltd. (hereinafter referred to as “Beijing Wisdom Career”) as our proxy to exercise shareholder’s right representing 28% of New Oriental China’s voting shares as Beijing Wisdom Career may deem appropriate or necessary.

Beijing Century Friendship Education Investment Co., Ltd.

Signature: /s/Authorized Signatory

April 23, 2012